UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2023

Redfin Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-38160	74-3064240
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

1099 Stewart Street	Suite 600
Seattle	WA		98101
(Address of principal executive offices)			(Zip Code)

(206)	576-8333
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 Entry into a Material Definitive Agreement.

Redfin Corporation (NASDAQ: RDFN) today announced that funds managed by Apollo Capital Management, L.P. and its affiliates (“Apollo”) have agreed to commit up to $250 million of financing for Redfin in the form of a first lien term loan facility (the “facility”). Redfin borrowed half of the loan on October 20, 2023 and the remainder will be available as a delayed draw during the following 12 months. Redfin will use cash on the balance sheet to simultaneously repurchase a portion of the company’s existing convertible notes. This transaction strengthens Redfin's balance sheet by extending our debt maturities into 2028, gives Redfin the flexibility to repurchase or repay additional convertible debt going forward, and also reflects Apollo’s support for Redfin’s long-term success.

The facility is pre-payable at par, after 12 months of call protection (during which prepayment would be at 101% of par), or with respect to prepayments made with respect to a change of control, at 101% of par, and carries a five-year term. Interest will be charged at SOFR +575 basis points for the first five full fiscal quarters after closing, with step-downs to SOFR +550 basis points and SOFR +525 basis points thereafter upon achieving agreed performance metrics. The facility includes a financial covenant, which requires the maintenance of aggregate consolidated liquidity (defined as unrestricted cash plus cash equivalents) of $75 million, tested quarterly. The negative covenants include restrictions on the incurrence of liens and indebtedness, investments, certain merger transactions and other matters, all subject to certain exceptions.

The facility includes customary events of default that, include among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control, and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the facility.

As security for its obligations under the facility, Redfin granted Apollo a first priority security interest on substantially all of Redfin’s assets and the assets of its material subsidiaries, subject to certain exceptions.

As part of the transaction, Redfin has agreed to repurchase $5 million principal amount of its convertible notes due in 2025 held by Apollo and $72 million principal amount of its convertible notes due in 2027 held by Apollo for an aggregate repurchase price of approximately $50 million using cash on the balance sheet (the “Apollo Repurchase”). In addition, Redfin retains the ability to use proceeds from the transaction to buy additional convertible notes in the open market or via privately negotiated transactions as well as the ability, should the need arise, to address the convertible notes at maturity, repay preferred equity, pay interest, pay fees and expenses, and general corporate purposes.

The foregoing summary and description of the provisions of the facility does not purport to be complete and is qualified in its entirety by reference to the full text of the facility, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended September 30, 2023.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Severance Agreement

On October 18, 2023, our compensation committee approved a new Change in Control Severance Agreement (the “New CIC Agreement”) to replace our prior form of Change in Control Severance Agreement (the “Prior CIC Agreement”), which expired by its terms in July 2023. The New CIC Agreement is substantively identical to the Prior CIC Agreement except that it provides for automatic renewal following an initial three-year term. We expect to enter into a New CIC Agreement with each of our executive officers, including each of our named executive officers, and certain other of our employees designated from time to time by our board of directors or compensation committee.

The foregoing description of the New CIC Agreement does not purport to be complete and is qualified in its entirety by reference to the form of New CIC Agreement, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the three months ended September 30, 2023.

Item 8.01 Other Events.

On October 19, 2023, our board of directors increased the amount of cash authorized for use in its existing note repurchase program from $300.0 million in aggregate to $450.0 million in aggregate. The repurchase program includes both our 2025 and 2027 convertible senior notes and is incremental to the notes being purchased from Apollo as part of the transaction described above. The program has no expiration date and will continue until suspended, terminated, or modified by our board of directors. We currently expect to fund the repurchase program from our existing cash balance and future cash flows from operations, as well as from a portion of the proceeds received under the facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Redfin Corporation
(Registrant)

Date: October 23, 2023	/s/ Chris Nielsen
Chris Nielsen Chief Financial Officer